                   [Clifford Chance letterhead]


                  CONSENT OF CLIFFORD CHANCE US LLP

We hereby consent to the reference to our firm under the caption "Fund Counsel" in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 34 to the Form N-1A Registration Statement of Morgan Stanley Natural Resource Development Securities Inc., File No. 2-70421. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Clifford Chance US LLP
New York, New York
June 28, 2006